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                                                                    Exhibit 23.1

                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Globecomm Systems Inc. 1997 Stock Incentive Plan and certain warrants granted pursuant to written compensation agreements of our report dated August 24, 1999 (except for the last paragraph of Note 16. Subsequent Events, as to which the date is September 14, 1999) with respect to the consolidated financial statements and schedule of Globecomm Systems Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


                                            Ernst & Young LLP

Melville, New York
January 31, 2000